NEWS RELEASE
FOR IMMEDIATE RELEASE
January 25, 2023
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FIRST QUARTER FISCAL YEAR 2023 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended December 31, 2022. For best viewing results, please view this release in Portable Document Format (PDF) on our website, http://ir.capfed.com.

Highlights for the quarter include:
•net income of $16.2 million;
•basic and diluted earnings per share of $0.12;
•net interest margin of 1.61% (1.88% excluding the effects of the leverage strategy);
•annualized loan growth of 17.1%;
•paid dividends of $0.365 per share; and
•on January 24, 2023, announced a cash dividend of $0.085 per share, payable on February 17, 2023 to stockholders of record as of the close of business on February 3, 2023.

Comparison of Operating Results for the Three Months Ended December 31, 2022 and September 30, 2022

For the quarter ended December 31, 2022, the Company recognized net income of $16.2 million, or $0.12 per share, compared to net income of $19.5 million, or $0.14 per share, for the quarter ended September 30, 2022. The decrease in net income was due primarily to lower net interest income in the current quarter. The net interest margin decreased 10 basis points, from 1.71% for the prior quarter to 1.61% for the current quarter. Excluding the effects of the leverage strategy discussed below, the net interest margin decreased 19 basis points, from 2.07% for the prior quarter to 1.88% for the current quarter. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of borrowings and deposits, partially offset by an increase in loan yields due to higher market interest rates. Management anticipates the reduction in the net interest margin may continue in the near term. See additional discussion in "Fiscal Year 2023 Projections" below.

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.60 billion by entering into short-term Federal Home Loan Bank Topeka ("FHLB") advances. During the current quarter, the average outstanding balance of leverage strategy borrowings was $1.87 billion. The borrowings were repaid prior to quarter end. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded 8.50% during the current quarter, were deposited at the Federal Reserve Bank of Kansas City ("FRB of Kansas City"). Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash deposited at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $763 thousand during the current quarter, compared to $1.3 million for the prior quarter. The decrease was due to a reduction in the size of the leverage strategy transaction because the borrowing capacity was needed for operational liquidity purposes. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will continue to be utilized as long as it remains profitable and/or the borrowing capacity does not need to be used for other purposes. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent. The weighted average yield on loans receivable increased 11 basis points and the weighted average yield on mortgage-backed securities ("MBS") increased four basis points compared to the prior quarter.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,819	$60,445	$4,374	7.2%
Cash and cash equivalents	16,671	13,373	3,298	24.7
MBS	4,811	4,912	(101)	(2.1)
FHLB stock	4,158	3,865	293	7.6
Investment securities	881	845	36	4.3
Total interest and dividend income	$91,340	$83,440	$7,900	9.5

The increase in interest income on loans receivable was due to growth in the loan portfolio, along with an increase in the weighted average yield. The loan growth was mainly in the correspondent one-to four-family and commercial loan portfolios. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in interest income on cash and cash equivalents was due to an increase in the yield earned on balances held at the FRB of Kansas City, the majority of which were related to the leverage strategy. The increase in dividend income on FHLB stock was due to an increase in the dividend rate paid by FHLB.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The weighted average rate paid on deposits increased 23 basis points and the weighted average rate paid on borrowings not associated with the leverage strategy increased 50 basis points compared to the prior quarter.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$33,608	$24,529	$9,079	37.0%
Deposits	11,904	9,013	2,891	32.1
Total interest expense	$45,512	$33,542	$11,970	35.7

The increase in interest expense on borrowings was due primarily to new borrowings added during the current quarter and near the end of the prior quarter, at market interest rates higher than the overall portfolio rate, to fund operational liquidity needs. See additional discussion in the "Financial Condition" section below. Additionally, interest expense on borrowings increased due to an increase in the rate paid on the short-term borrowings associated with the leverage strategy, due to higher market interest rates. The increase in interest expense on deposits was due primarily to an increase in the weighted average rate paid on certificates of deposit and money market accounts, partially offset by a decrease in the average balance of those deposit types.

Provision for Credit Losses
For the quarter ended December 31, 2022, the Bank recorded a provision for credit losses of $3.7 million, compared to a provision for credit losses of $1.1 million for the prior quarter. The provision for credit losses in the current quarter was comprised of a $2.8 million increase in the allowance for credit losses ("ACL") for loans and an $840 thousand increase in reserves for off-balance sheet credit exposures. The provision for credit losses associated with both the ACL and reserves for off-balance sheet credit exposures was primarily a result of growth in the commercial loan portfolio and the balance of commercial construction off-balance sheet credit exposures, along with a slowdown in portfolio prepayment speeds, which reduced the projected prepayment speeds used in the model for generally all loan categories.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,461	$3,467	$(6)	(0.2)%
Insurance commissions	795	905	(110)	(12.2)
Other non-interest income	1,096	1,421	(325)	(22.9)
Total non-interest income	$5,352	$5,793	$(441)	(7.6)

The decrease in other non-interest income was due mainly to the prior quarter including higher gains on a loan-related financial derivative agreement, which are generally driven by changes in market interest rates.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,698	$14,268	$(570)	(4.0)%
Information technology and related expense	5,070	5,043	27	0.5
Occupancy, net	3,474	3,777	(303)	(8.0)
Regulatory and outside services	1,533	1,980	(447)	(22.6)
Advertising and promotional	833	1,552	(719)	(46.3)
Federal insurance premium	812	820	(8)	(1.0)
Office supplies and related expense	633	487	146	30.0
Deposit and loan transaction costs	611	747	(136)	(18.2)
Other non-interest expense	1,109	1,133	(24)	(2.1)
Total non-interest expense	$27,773	$29,807	$(2,034)	(6.8)

The decrease in salaries and employee benefits was due mainly to a decrease in loan commissions, as well as one fewer working day in the current quarter compared to the prior quarter. The decrease in occupancy, net was due mainly to lower utility expenses and building maintenance expenses. The decrease in regulatory and outside services was due primarily to lower consulting expenses related to the Bank's upcoming digital transformation project as those third-party services are now directly related to the project and are included in information technology and related expenses. The decrease in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships. The increase in office supplies and related expense was due primarily to the write-off of the Bank's remaining inventory of unissued non-contactless debit cards, which have now become obsolete. The decrease in deposit and loan transaction costs was mainly due to loan-related activities.

The Company's efficiency ratio was 54.27% for the current quarter compared to 53.52% for the prior quarter. The change in the efficiency ratio was due primarily to lower net interest income, partially offset by lower non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that it is costing the financial institution more money to generate revenue, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2022	2022	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$19,747	$24,824	$(5,077)	(20.5)%
Income tax expense	3,507	5,332	(1,825)	(34.2)
Net income	$16,240	$19,492	$(3,252)	(16.7)

Effective Tax Rate	17.8%	21.5%

The decrease in income tax expense was due primarily to lower pretax income in the current quarter, along with a decrease in the effective tax rate. The decrease in the effective tax rate was due primarily to lower projected pretax income in the current year, as the Company's permanent differences, which generally reduce our tax rate, have a larger impact to the overall effective rate.

Comparison of Operating Results for the Three Months Ended December 31, 2022 and 2021

The Company recognized net income of $16.2 million, or $0.12 per share, for the current quarter compared to net income of $22.2 million, or $0.16 per share, for the prior year quarter. The decrease in net income was due primarily to recording a provision for credit losses of $3.7 million for the current quarter compared to a recovery for credit losses of $3.4 million for the prior year quarter, partially offset by lower income tax expense. The net interest margin decreased 38 basis points, from 1.99% for the prior year quarter to 1.61% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin decreased 11 basis points, from 1.99% for the prior year quarter to 1.88% for the current quarter. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of borrowings and deposits, partially offset by an increase in loan yields due to higher market interest rates and a shift in the mix of interest-earning assets towards higher-yielding loans.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,819	$55,788	$9,031	16.2%
Cash and cash equivalents	16,671	14	16,657	N/M
MBS	4,811	4,625	186	4.0
FHLB stock	4,158	1,231	2,927	237.8
Investment securities	881	808	73	9.0
Total interest and dividend income	$91,340	$62,466	$28,874	46.2

The increase in interest income on loans receivable was due to an increase in the average balance and weighted average yield of the loan portfolio. The increase in the average balance was mainly in the correspondent one-to four-family and commercial loan portfolios. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in interest income on cash and cash equivalents and the increase in dividend income on FHLB stock were due mainly to the leverage strategy being utilized during the current quarter and not being utilized during the prior year quarter. Additionally, market interest rates increased between periods resulting in an increase in the yield on cash due to an increase in FRB interest rates, and FHLB increased the dividend rate paid compared to the prior year quarter.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$33,608	$7,585	$26,023	343.1%
Deposits	11,904	9,267	2,637	28.5
Total interest expense	$45,512	$16,852	$28,660	170.1

The increase in interest expense on borrowings was due primarily to the leverage strategy being utilized during the current quarter and not being utilized during the prior year quarter. Interest expense on borrowings associated with the leverage strategy totaled $17.3 million during the current quarter. Interest expense on FHLB borrowings not associated with the leverage strategy also increased due to new borrowings added between periods, at market interest rates higher than the overall portfolio rate, to fund operational liquidity needs. See additional discussion in the "Financial Condition" section below. The increase in interest expense on deposits was due to an increase in the weighted average rate paid on the deposit portfolio, primarily money market accounts and certificates of deposit, partially offset by a decrease in the average balance of certificates of deposit.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $3.7 million, compared to a recovery for credit losses of $3.4 million during the prior year quarter. See "Comparison of Operating Results for the Three Months Ended December 31, 2022 and September 30, 2022" above for additional information regarding the provision for credit losses for the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,461	$3,430	$31	0.9%
Insurance commissions	795	711	84	11.8
Other non-interest income	1,096	1,365	(269)	(19.7)
Total non-interest income	$5,352	$5,506	$(154)	(2.8)
The decrease in other non-interest income was due mainly to the prior year quarter including higher gains on a loan-related financial derivative agreement, along with a decrease in income from bank-owned life insurance.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,698	$13,728	$(30)	(0.2)%
Information technology and related expense	5,070	4,432	638	14.4
Occupancy, net	3,474	3,379	95	2.8
Regulatory and outside services	1,533	1,368	165	12.1
Advertising and promotional	833	1,064	(231)	(21.7)
Federal insurance premium	812	639	173	27.1
Office supplies and related expense	633	468	165	35.3
Deposit and loan transaction costs	611	697	(86)	(12.3)
Other non-interest expense	1,109	919	190	20.7
Total non-interest expense	$27,773	$26,694	$1,079	4.0

The increase in information technology and related expenses was due mainly to higher software licensing expenses, as well as third-party project management expenses associated with the Bank's ongoing digital transformation project. The increase in regulatory and outside services was due primarily to outside counsel fees associated with the Bank's defense against a putative class action complaint relating to overdraft fees. The decrease in advertising and promotional expense was due mainly to the timing of campaigns and sponsorships. The increase in federal insurance premium expense was due to the leverage strategy being utilized during the current quarter and not being utilized during the prior year quarter. The increase in office supplies and related expense was due primarily to the write-off of the Bank's remaining inventory of unissued non-contactless debit cards, which have now become obsolete. The increase in other non-interest expense was due mainly to expenses associated with the collateral received on the Bank's interest rate swap agreements and higher deposit-related fraud losses in the current quarter.

The Company's efficiency ratio was 54.27% for the current quarter compared to 52.22% for the prior year quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$19,747	$27,865	$(8,118)	(29.1)%
Income tax expense	3,507	5,679	(2,172)	(38.2)
Net income	$16,240	$22,186	$(5,946)	(26.8)

Effective Tax Rate	17.8%	20.4%
The decrease in income tax expense was due primarily to lower pretax income in the current quarter, along with a decrease in the effective tax rate. The decrease in the effective tax rate was due primarily to lower projected pretax income in the current year, as the Company's permanent differences, which generally reduce our tax rate, have a larger impact to the overall effective rate.

Financial Condition as of December 31, 2022

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	December 31,	September 30,	Percent
	2022	2022	Change
	(Dollars and shares in thousands)
Total assets	$9,929,760	$9,624,897	12.7%
Available-for-sale ("AFS") securities	1,528,686	1,563,307	(8.9)
Loans receivable, net	7,783,358	7,464,208	17.1
Deposits	6,074,549	6,194,866	(7.8)
Borrowings	2,645,195	2,132,154	96.2
Stockholders' equity	1,054,795	1,096,499	(15.2)
Equity to total assets at end of period	10.6%	11.4%
Average number of basic shares outstanding	134,641	135,773	(3.3)
Average number of diluted shares outstanding	134,641	135,773	(3.3)

During the current quarter, total assets increased by $304.9 million, which was primarily driven by growth of $319.2 million in loans receivable, mainly in the correspondent one- to four-family and commercial loan portfolios. Total liabilities increased $346.6 million due to new borrowings of $520.0 million, partially offset by a decrease in deposits of $120.3 million. The one- to four-family correspondent loan portfolio increased $151.4 million, or 6.9%, primarily as a result of purchasing loans that were in the pipeline as of September 30, 2022, while new applications received have tapered off. Commercial loans increased $143.9 million, or 14.9%, during the current quarter, as funding for construction loans continued and new commercial real estate loans were added. Also, during the current quarter we experienced a reduction in prepayment speeds on the one- to four-family loan portfolio. The decrease in deposit balances was due primarily to money market account balances, which decreased $125.3 million during the current quarter as depositors likely moved funds to alternative, higher yielding investment products and/or used balances accumulated over the past several years to support spending. The increase in loan balances and the decrease in deposit balances made it necessary to increase FHLB borrowings by $520.0 million during the current quarter. The FHLB borrowing increase was composed of $450.0 million of new advances with a weighted average maturity of 3.3 years and $70.0 million on the FHLB line of credit. The overall loan growth during the quarter exceeded management's expectations as of September 30, 2022. While it is still management's expectation that we will stay under $10 billion in total assets at September 30, 2023, it is likely that we will exceed that threshold throughout several quarters this year. We are working to limit the growth in total assets and to limit additional use of FHLB advances for operating needs.

The following table summarizes loan originations and purchases and borrowing activity, along with the related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended
	December 31, 2022		September 30, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$145,106	5.21%	$184,879	4.55%
Purchased	199,471	4.87	187,298	4.17

Commercial:
Originated	219,281	5.07	92,859	4.67
Participations/Purchased	135,834	5.93	38,308	4.94
	$699,692	5.21	$503,344	4.46
Borrowing activity
Maturities and repayments	$(7,418)	4.13	$(77,500)	0.39
New borrowings	450,000	4.45	300,000	3.90

Stockholders' Equity
During the quarter ended December 31, 2022, the Company paid cash dividends totaling $49.2 million. These cash dividends totaled $0.365 per share and consisted of a $0.28 per share cash true-up dividend related to fiscal year 2022 earnings and a regular quarterly cash dividend of $0.085 per share.
On January 24, 2023, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on February 17, 2023 to stockholders of record as of the close of business on February 3, 2023. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At December 31, 2022, this ratio was 9.7%.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of December 31, 2022, the Bank's community bank leverage ratio ("CBLR") was 9.2%, which exceeded the minimum requirement of 9.0%. The CBLR is based on average assets. The leverage strategy increases average assets which reduces the Bank's CBLR.

At December 31, 2022, Capitol Federal Financial, Inc., at the holding company level, had $51.8 million in cash on deposit at the Bank. For fiscal year 2023, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

During the current quarter, the Company repurchased 2,729,159 shares of common stock at an average price of $8.13 per share. There remains $22.5 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2023.

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2022.

Total shares outstanding	136,134,225
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,987,815)
Net shares outstanding	133,146,410
Fiscal Year 2023 Projections

The rapid increase in short-term rates led by the FRB and the impact of higher long-term rates compared to September 30, 2022 has led to decreases in the Bank's net interest margin. There has been a runoff in deposit balances and management has increased certificate of deposit and money market account rates to help mitigate the outflow. The higher loan rates have made homes less affordable and reduced the turnover of housing inventory, which lowers the likelihood of existing one- to four-family loans at lower rates being paid off with the proceeds being used to fund higher rate loans. These dynamics have caused our balance sheet to change faster than what would occur in more stable rate environments. Net interest margin compression is anticipated to continue, and the margin may compress more in the near term, due to the shape of the yield curve and the pace at which liabilities are repricing compared to assets, along with lower costing deposits being replaced with higher costing borrowings in order to fund loan growth. Loan growth is occurring at market interest rates that are higher than the overall loan portfolio rate; however, the shift to higher-costing borrowings and the pace at which the interest rate increase is occurring for liabilities is more than offsetting the benefit of the higher loan rates. As with managing the size of the balance sheet discussed above, management continues to evaluate funding options and plans to continue using shorter term advances, as necessary, with the anticipation that when rates begin to decrease, those borrowings can be repriced to lower cost alternatives.

Management intends to implement a new core processing system ("digital transformation") for the Bank by September 2023. The digital transformation is expected to better position the Bank for the future and allow for the introduction of new products and services to enhance customer experiences. Management anticipates information technology and related expenses will be approximately $5.5 million higher in fiscal year 2023 compared to fiscal year 2022 due to the digital transformation. In addition, it is expected there will be approximately $1 million more of information technology and related expenses in fiscal year 2023 related to projects outside of the digital transformation and due to general cost increases. Overall, it is anticipated that information technology and related expenses will be approximately $6.5 million higher in fiscal year 2023 compared to fiscal year 2022, or approximately $24.5 million for the year. In fiscal year 2024, information technology and related expense is expected to decrease approximately $3 million from fiscal year 2023 levels due to a reduction in professional service costs. Salaries and employee benefits are expected to be approximately $3.5 million higher in fiscal year 2023 due primarily to merit increases and salary adjustments. Federal insurance premium expense is anticipated to be approximately $2 million higher in fiscal year 2023, due to the increase in the assessment rate beginning in January 2023.

Management anticipates the effective tax rate for fiscal year 2023 will be approximately 19%. This is lower than the original projection of 20% to 21% previously provided, due mainly to lower projected pretax income as the Company's permanent differences, which generally reduce our tax rate, have a larger impact to the overall effective rate.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2022	2022
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $20,243 and $27,467)	$49,686	$49,194
AFS securities, at estimated fair value (amortized cost of $1,716,608 and $1,768,490)	1,528,686	1,563,307
Loans receivable, net (ACL of $19,189 and $16,371)	7,783,358	7,464,208
FHLB stock, at cost	124,119	100,624
Premises and equipment, net	93,507	94,820
Income taxes receivable, net	124	1,266
Deferred income tax assets, net	29,924	33,884
Other assets	320,356	317,594
TOTAL ASSETS	$9,929,760	$9,624,897

LIABILITIES:
Deposits	$6,074,549	$6,194,866
Borrowings	2,645,195	2,132,154
Advances by borrowers	36,207	80,067
Other liabilities	119,014	121,311
Total liabilities	8,874,965	8,528,398

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 136,134,225 and 138,858,884 shares issued and outstanding as of December 31, 2022 and September 30, 2022, respectively	1,361	1,388
Additional paid-in capital	1,168,061	1,190,213
Unearned compensation, ESOP	(29,322)	(29,735)
Retained earnings	47,297	80,266
Accumulated other comprehensive (loss) income, net of tax	(132,602)	(145,633)
Total stockholders' equity	1,054,795	1,096,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,929,760	$9,624,897

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,819	$60,445	$55,788
Cash and cash equivalents	16,671	13,373	14
MBS	4,811	4,912	4,625
FHLB stock	4,158	3,865	1,231
Investment securities	881	845	808
Total interest and dividend income	91,340	83,440	62,466

INTEREST EXPENSE:
Borrowings	33,608	24,529	7,585
Deposits	11,904	9,013	9,267
Total interest expense	45,512	33,542	16,852

NET INTEREST INCOME	45,828	49,898	45,614

PROVISION FOR CREDIT LOSSES	3,660	1,060	(3,439)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	42,168	48,838	49,053

NON-INTEREST INCOME:
Deposit service fees	3,461	3,467	3,430
Insurance commissions	795	905	711
Other non-interest income	1,096	1,421	1,365
Total non-interest income	5,352	5,793	5,506

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,698	14,268	13,728
Information technology and related expense	5,070	5,043	4,432
Occupancy, net	3,474	3,777	3,379
Regulatory and outside services	1,533	1,980	1,368
Advertising and promotional	833	1,552	1,064
Federal insurance premium	812	820	639
Office supplies and related expense	633	487	468
Deposit and loan transaction costs	611	747	697
Other non-interest expense	1,109	1,133	919
Total non-interest expense	27,773	29,807	26,694
INCOME BEFORE INCOME TAX EXPENSE	19,747	24,824	27,865
INCOME TAX EXPENSE	3,507	5,332	5,679
NET INCOME	$16,240	$19,492	$22,186

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$4,049,790	$33,364	3.29%	$4,021,121	$32,809	3.26%	$3,971,049	$32,422	3.27%
Correspondent purchased	2,305,362	17,261	2.99	2,166,869	15,394	2.84	2,035,631	12,746	2.50
Bulk purchased	147,091	434	1.18	150,253	475	1.26	170,537	610	1.43
Total one- to four-family loans	6,502,243	51,059	3.14	6,338,243	48,678	3.07	6,177,217	45,778	2.96
Commercial loans	1,025,402	11,993	4.58	935,374	10,326	4.32	841,217	8,943	4.16
Consumer loans	102,760	1,767	6.82	98,189	1,441	5.82	92,794	1,067	4.56
Total loans receivable(1)	7,630,405	64,819	3.38	7,371,806	60,445	3.27	7,111,228	55,788	3.13
MBS(2)	1,221,035	4,811	1.58	1,279,143	4,912	1.54	1,435,562	4,625	1.29
Investment securities(2)(3)	525,081	881	0.67	524,546	845	0.64	523,931	808	0.62
FHLB stock(4)	197,577	4,158	8.35	198,431	3,865	7.73	73,481	1,231	6.64
Cash and cash equivalents(5)	1,801,493	16,671	3.62	2,322,891	13,373	2.25	37,221	14	0.15
Total interest-earning assets	11,375,591	91,340	3.19	11,696,817	83,440	2.83	9,181,423	62,466	2.71
Other non-interest-earning assets	248,022			288,496			412,115
Total assets	$11,623,613			$11,985,313			$9,593,538

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,007,569	289	0.11	$1,035,600	217	0.08	$1,052,413	179	0.07
Savings	545,885	100	0.07	556,836	84	0.06	520,770	70	0.05
Money market	1,759,804	3,035	0.68	1,856,424	1,925	0.41	1,767,134	825	0.19
Retail certificates	2,064,929	7,767	1.49	2,105,237	6,434	1.21	2,298,678	7,835	1.35
Commercial certificates	34,298	104	1.20	45,901	82	0.71	169,200	272	0.64
Wholesale certificates	97,828	609	2.47	93,232	271	1.15	199,692	86	0.17
Total deposits	5,510,313	11,904	0.86	5,693,230	9,013	0.63	6,007,887	9,267	0.61
Borrowings(6)	4,260,685	33,608	3.10	4,386,450	24,529	2.20	1,589,258	7,585	1.88
Total interest-bearing liabilities	9,770,998	45,512	1.84	10,079,680	33,542	1.31	7,597,145	16,852	0.88
Non-interest-bearing deposits	576,519			580,687			550,492
Other non-interest-bearing liabilities	191,474			184,137			209,890
Stockholders' equity	1,084,622			1,140,809			1,236,011
Total liabilities and stockholders' equity	$11,623,613			$11,985,313			$9,593,538

Net interest income(7)		$45,828			$49,898			$45,614
Net interest-earning assets	$1,604,593			$1,617,137			$1,584,278
Net interest margin(8)(9)			1.61			1.71			1.99
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.16x			1.21x

Selected performance ratios:
Return on average assets (annualized)(9)			0.56%			0.65%			0.93%
Return on average equity (annualized)(9)			5.99			6.83			7.18
Average equity to average assets			9.33			9.52			12.88
Operating expense ratio (annualized)(10)			0.96			0.99			1.11
Efficiency ratio(9)(11)			54.27			53.52			52.22
Pre-tax yield on leverage strategy(12)			0.20			0.28			—

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $1.1 million, $569 thousand, and $4.0 million for the quarters ended December 31, 2022 and September 30, 2022, and December 31, 2021, respectively.
(4)Included in this line, for the quarters ended December 31, 2022 and September 30, 2022, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $84.3 million and $108.8 million, respectively, and dividend income of $1.8 million and $2.1 million, respectively, at a weighted average yield of 8.49% and 7.75%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $113.3 million and $89.6 million, respectively, and dividend income of $2.4 million and $1.7 million, respectively, at a weighted average yield of 8.24% and 7.70%, respectively. There was no FHLB stock related to the leverage strategy during the quarter ended December 31, 2021.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.79 billion and $2.31 billion during the quarters ended December 31, 2022 and September 30, 2022, respectively. There were no cash and cash equivalents related to the leverage strategy during the quarter ended December 31, 2021.
(6)Included in this line, for the quarters ended December 31, 2022 and September 30, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.87 billion and $2.42 billion, respectively, and interest paid of $17.3 million and $13.5 million, respectively, at a weighted average rate of 3.61% and 2.19%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.39 billion and $1.97 billion, respectively, and interest paid of $16.3 million and $11.0 million, respectively, at a weighted average rate of 2.70% and 2.20%, respectively. There were no FHLB borrowings related to the leverage strategy during the quarter ended December 31, 2021. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between certain performance ratios presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.19%	0.13%	3.06%	2.83%	(0.09)%	2.92%	2.71%	—%	2.71%
Cost of interest-bearing liabilities	1.84	0.42	1.42	1.31	0.28	1.03	0.88	—	0.88
Return on average assets (annualized)	0.56	(0.07)	0.63	0.65	(0.11)	0.76	0.93	—	0.93
Return on average equity (annualized)	5.99	0.28	5.71	6.83	0.46	6.37	7.18	—	7.18
Net interest margin	1.61	(0.27)	1.88	1.71	(0.36)	2.07	1.99	—	1.99
Efficiency Ratio	54.27	(0.87)	55.14	53.52	(1.53)	55.05	52.22	—	52.22
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated. The loan portfolio rate increased 14 basis points from September 30, 2022 to December 31, 2022, due primarily to one- to four-family correspondent and commercial loan growth, disbursements on higher rate commercial construction loans, and repricing of existing commercial loans to higher market interest rates. The average prepayment speed on one- to four-family loans was 5% during the current quarter compared to 7% during the prior quarter.

	December 31, 2022			September 30, 2022			December 31, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$4,007,596	3.25%	51.5%	$3,988,469	3.20%	53.4%	$3,941,568	3.15%	55.5%
Correspondent purchased	2,353,335	3.25	30.2	2,201,886	3.10	29.4	1,991,944	2.97	28.0
Bulk purchased	145,209	1.31	1.9	147,939	1.24	2.0	165,339	1.52	2.3
Construction	70,869	3.01	0.9	66,164	2.90	0.9	47,508	2.76	0.7
Total	6,577,009	3.20	84.5	6,404,458	3.12	85.7	6,146,359	3.05	86.5
Commercial:
Commercial real estate	833,444	4.34	10.7	745,301	4.30	10.0	687,518	3.98	9.6
Commercial and industrial	88,327	5.21	1.1	79,981	4.30	1.1	76,254	3.85	1.1
Construction	188,516	5.97	2.4	141,062	5.34	1.9	105,702	4.04	1.5
Total	1,110,287	4.69	14.2	966,344	4.45	13.0	869,474	3.98	12.2
Consumer loans:
Home equity	95,352	7.55	1.2	92,203	6.28	1.2	84,400	4.59	1.2
Other	9,022	4.43	0.1	8,665	4.21	0.1	7,825	4.13	0.1
Total	104,374	7.28	1.3	100,868	6.10	1.3	92,225	4.55	1.3
Total loans receivable	7,791,670	3.47	100.0%	7,471,670	3.33	100.0%	7,108,058	3.18	100.0%

Less:
ACL	19,189			16,371			17,535
Deferred loan fees/discounts	30,513			29,736			29,363
Premiums/deferred costs	(41,390)			(38,645)			(34,445)
Total loans receivable, net	$7,783,358			$7,464,208			$7,095,605

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	December 31, 2022		September 30, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,471,670	3.33%	$7,245,751	3.21%
Originated and refinanced	364,387	5.13	277,738	4.59
Purchased and participations	335,305	5.30	225,606	4.30
Change in undisbursed loan funds	(121,235)		(8,696)
Repayments	(252,799)		(268,413)
Principal (charge-offs)/recoveries, net	(2)		(34)
Other	(5,656)		(282)
Ending balance	$7,791,670	3.47	$7,471,670	3.33

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of December 31, 2022. Credit scores were updated in September 2022 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,007,596	61.6%	3.25%	771	60%	$160
Correspondent purchased	2,353,335	36.2	3.25	766	65	416
Bulk purchased	145,209	2.2	1.31	770	57	287
	$6,506,140	100.0	3.20	769	62	209

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated. Many of the correspondent loans purchased during the current quarter were from applications received during the prior quarter. The Bank is working towards reducing new correspondent purchases to near zero.

	For the Three Months Ended
	December 31, 2022
				Credit
	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$126,508	4.92%	76%	763
Correspondent purchased	199,471	4.87	77	768
	$325,979	4.89	77	766

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of December 31, 2022, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$84,108	5.12%
Correspondent	121,250	5.22
	$205,358	5.18

Commercial Loans: During the quarter ended December 31, 2022, the Bank originated $219.3 million of commercial loans and entered into commercial loan participations totaling $135.8 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $207.8 million at a weighted average rate of 5.05%.

As of December 31, 2022, September 30, 2022, and December 31, 2021, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $113.2 million, $100.4 million, and $99.8 million, respectively, and commitments totaled $5.1 million at December 31, 2022.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of December 31, 2022, the Bank had 18 commercial real estate and commercial construction loan commitments totaling $71.5 million, at a weighted average rate of 5.91%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects. Of the total commercial undisbursed amounts and commitments outstanding as of December 31, 2022, management anticipates approximately $110 million will be funded during the March 2023 quarter, $65 million during the June 2023 quarter, $82 million during the September 2023 quarter, and $74 million during the December 2023 quarter.

	December 31, 2022				September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Senior housing	35	$270,614	$56,800	$327,414	$328,259
Retail building	144	231,384	93,671	325,055	230,153
Hotel	11	195,590	21,014	216,604	181,546
Multi-family	38	82,138	128,117	210,255	122,735
Office building	87	82,751	32,093	114,844	109,653
One- to four-family property	390	62,182	10,157	72,339	68,907
Single use building	26	22,981	20,471	43,452	41,908
Other	107	74,320	12,256	86,576	53,054
	838	$1,021,960	$374,579	$1,396,539	$1,136,215

Weighted average rate		4.64%	5.65%	4.91%	4.56%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	December 31, 2022				September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	616	$400,508	$118,911	$519,419	$423,797
Texas	15	224,792	111,720	336,512	280,840
Missouri	177	246,132	89,268	335,400	296,443
Colorado	8	40,179	15,526	55,705	34,377
Tennessee	2	20,577	22,681	43,258	—
Nebraska	7	33,760	4,057	37,817	32,992
Other	13	56,012	12,416	68,428	67,766
	838	$1,021,960	$374,579	$1,396,539	$1,136,215

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of December 31, 2022.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	8	$362,853
>$15 to $30 million	20	424,689
>$10 to $15 million	9	108,638
>$5 to $10 million	24	170,993
$1 to $5 million	137	327,871
Less than $1 million	1,255	191,370
	1,453	$1,586,414

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at December 31, 2022, approximately 76% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	56	$4,708	48	$4,134	64	$6,035	64	$6,931	74	$7,009
Correspondent purchased	4	1,216	7	1,104	9	3,467	10	2,421	11	5,133
Bulk purchased	3	865	3	913	4	755	2	396	1	154
Commercial	6	191	—	—	6	706	4	373	2	222
Consumer	24	626	24	345	16	256	14	215	16	164
	93	$7,606	82	$6,496	99	$11,219	94	$10,336	104	$12,682
30 to 89 days delinquent loans
to total loans receivable, net		0.10%		0.09%		0.16%		0.15%		0.18%

	Non-Performing Loans and OREO at:
	December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022		December 31, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	13	$1,034	29	$2,919	36	$2,585	44	$3,999	48	$3,943
Correspondent purchased	14	4,126	12	3,737	9	2,659	11	3,967	10	3,115
Bulk purchased	4	1,492	3	1,148	5	1,807	5	1,819	6	1,945
Commercial	7	1,152	8	1,167	7	1,184	6	1,167	6	1,170
Consumer	11	126	9	154	9	174	19	400	25	477
	49	7,930	61	9,125	66	8,409	85	11,352	95	10,650

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.10%		0.12%		0.12%		0.16%		0.15%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	3	$219	3	$222	2	$207	5	$505	5	$451
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	—	—	—	—	—	—	—	—	—	—
Commercial	2	84	1	77	1	4	2	34	3	62
Consumer	—	—	1	19	1	19	2	27	—	—
	5	303	5	318	4	230	9	566	8	513
Total nonaccrual loans	54	8,233	66	9,443	70	8,639	94	11,918	103	11,163

Nonaccrual loans as a percentage of total loans		0.11%		0.13%		0.12%		0.17%		0.16%

OREO:
One- to four-family:
Originated(2)	2	$161	4	$307	2	$237	—	$—	2	$319
Consumer	1	21	1	21	1	21	—	—	—	—
	3	182	5	328	3	258	—	—	2	319
Total non-performing assets	57	$8,415	71	$9,771	73	$8,897	94	$11,918	105	$11,482

Non-performing assets as a percentage of total assets		0.08%		0.10%		0.09%		0.13%		0.12%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at December 31, 2022 compared to September 30, 2022 was due mainly to two loans in a single commercial relationship moving to special mention during the quarter as certain underlying economic considerations being monitored by management showed signs of deterioration.

	December 31, 2022		September 30, 2022
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$16,471	$18,301	$12,950	$19,953
Commercial	28,441	2,413	565	2,733
Consumer	234	318	306	354
	$45,146	$21,032	$13,821	$23,040

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at December 31, 2022 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $5.6 million at December 31, 2022.

	For the Three Months Ended
	December 31, 2022	September 30, 2022
	(Dollars in thousands)
Balance at beginning of period	$16,371	$16,283
Charge-offs:
One- to four-family	—	(5)
Commercial	—	(30)
Consumer	(4)	(5)
Total charge-offs	(4)	(40)
Recoveries:
One- to four-family	1	1
Commercial	—	—
Consumer	1	5
Total recoveries	2	6
Net (charge-offs) recoveries	(2)	(34)
Provision for credit losses	2,820	122
Balance at end of period	$19,189	$16,371

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.02	0.36
ACL to non-performing loans at end of period	233.07	173.37
ACL to loans receivable at end of period	0.25	0.22
ACL to net charge-offs (annualized)	3,031.9x	121.2x

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The increase in the commercial real estate ACL to loans receivable ratio during the current quarter was due mainly to the slow down of prepayment speeds used in the model and the classification of two loans as special mention.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	December 31,	September 30,	December 31,	September 30,
	2022	2022	2022	2022
	(Dollars in thousands)
One- to four-family	$5,362	$5,006	0.08%	0.08%
Commercial:
Commercial real estate	10,799	8,729	1.30	1.17
Commercial and industrial	491	490	0.56	0.61
Construction	2,294	1,901	1.22	1.35
Total	13,584	11,120	1.22	1.15
Consumer	243	245	0.23	0.24
Total	$19,189	$16,371	0.25	0.22

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at December 31, 2022. Overall, fixed-rate securities comprised 95% of our securities portfolio at December 31, 2022. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,191,597	1.59%	5.0
U.S. government-sponsored enterprise debentures	519,979	0.64	2.6
Corporate bonds	4,000	5.12	9.4
Municipal bonds	1,032	2.55	5.1
	$1,716,608	1.31	4.3

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended
	December 31, 2022
	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,563,307	1.29%	4.2
Maturities and repayments	(51,045)
Net amortization of (premiums)/discounts	(837)
Change in valuation on AFS securities	17,261
Ending balance - carrying value	$1,528,686	1.31	4.3

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2022			September 30, 2022			December 31, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$597,247	—%	9.8%	$591,387	—%	9.5%	$599,969	—%	9.0%
Interest-bearing checking	1,024,806	0.13	16.9	1,027,222	0.07	16.6	1,092,342	0.07	16.4
Savings	543,514	0.08	9.0	552,743	0.06	8.9	526,714	0.05	7.9
Money market	1,694,504	0.80	27.9	1,819,761	0.47	29.4	1,840,049	0.19	27.7
Retail certificates of deposit	2,073,633	1.83	34.1	2,073,542	1.34	33.5	2,254,560	1.31	33.9
Commercial certificates of deposit	33,134	1.55	0.5	36,275	0.97	0.6	137,419	0.64	2.1
Public unit certificates of deposit	107,711	3.17	1.8	93,936	1.61	1.5	196,951	0.17	3.0
	$6,074,549	0.94	100.0%	$6,194,866	0.63	100.0%	$6,648,004	0.53	100.0%

Borrowings

The following table presents the maturity of non-amortizing term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of December 31, 2022. In addition to the borrowings in the table below, there were two straight-line amortizing FHLB advances outstanding at December 31, 2022, including a $45.0 million advance at a rate of 3.50% with quarterly payments of $2.5 million through June 2027 and a $95.1 million advance at a rate of 4.45% with quarterly payments of $4.9 million through October 2027.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2023	$300,000	1.70%	1.81%
2024	490,000	3.56	2.85
2025	600,000	3.05	2.85
2026	475,000	2.45	2.62
2027	350,000	2.72	2.86
2028	150,000	4.52	3.61
	$2,365,000	2.91	2.72

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents all borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer, and line of credit borrowings are excluded. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue. The new FHLB borrowings added during the current quarter had a weighted average maturity of 3.3 years, which is generally a shorter term than what management has selected in prior periods.

	For the Three Months Ended
	December 31, 2022
		Effective
	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,062,500	2.44%	2.5
Maturities and repayments	(7,418)	4.13
New FHLB borrowings	450,000	4.45	3.3
Ending balance	$2,505,082	2.80	2.4

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing term borrowings for the next four quarters as of December 31, 2022.

	March 31,	June 30,	September 30,	December 31,
	2023	2023	2023	2023	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$270,624	$208,654	$253,360	$228,152	$960,790
Repricing Rate	1.25%	1.00%	1.47%	2.14%	1.46%
Public Unit Certificates:
Amount	$21,682	$8,734	$18,008	$39,717	$88,141
Repricing Rate	1.37%	2.80%	2.59%	4.27%	3.07%
Term Borrowings:
Amount	$100,000	$100,000	$100,000	$150,000	$450,000
Repricing Rate	1.46%	1.82%	2.14%	3.42%	2.34%
Total
Amount	$392,306	$317,388	$371,368	$417,869	$1,498,931
Repricing Rate	1.31%	1.31%	1.70%	2.81%	1.82%

The following table sets forth the WAM information for our certificates of deposit, in years, as of December 31, 2022.

Retail certificates of deposit	1.6
Commercial certificates of deposit	1.1
Public unit certificates of deposit	0.7
Total certificates of deposit	1.6

Average Rates and Lives

At December 31, 2022, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.02) billion, or (10.3)% of total assets, compared to $(1.14) billion, or (11.9)% of total assets, at September 30, 2022. The change in the one-year gap amount was due primarily to a decrease in the amount of liability cash flows coming due in one year at December 31, 2022 compared to September 30, 2022. This was due primarily to a decrease in the amount of non-maturity deposits and certificates of deposit projected to mature within one year as of December 31, 2022 compared to September 30, 2022, partially offset by an increase in borrowings projected to reprice within one year as of December 31, 2022.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2022, the Bank's one-year gap is projected to be $(1.05) billion, or (10.6)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily as a result of lower prepayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.17) billion, or (12.1)% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2022.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2022. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,528,686	1.31%	4.1		16.1%
Loans receivable:
Fixed-rate one- to four-family	5,727,412	3.20	6.7	73.5%	60.3
Fixed-rate commercial	439,609	4.13	3.6	5.6	4.6
All other fixed-rate loans	84,537	3.68	7.3	1.1	0.9
Total fixed-rate loans	6,251,558	3.27	6.5	80.2	65.8
Adjustable-rate one- to four-family	778,728	3.11	4.1	10.0	8.2
Adjustable-rate commercial	670,678	5.11	8.1	8.6	7.1
All other adjustable-rate loans	90,706	7.29	3.0	1.2	1.0
Total adjustable-rate loans	1,540,112	4.23	5.8	19.8	16.3
Total loans receivable	7,791,670	3.46	6.4	100.0%	82.1
FHLB stock	124,119	8.47	2.6		1.3
Cash and cash equivalents	49,686	1.79	—		0.5
Total interest-earning assets	$9,494,161	3.17	5.9		100.0%

Non-maturity deposits	$3,262,824	0.47	5.9	59.6%	40.2%
Retail certificates of deposit	2,073,633	1.83	1.6	37.8	25.5
Commercial certificates of deposit	33,134	1.55	1.1	0.6	0.4
Public unit certificates of deposit	107,711	3.17	0.7	2.0	1.3
Total interest-bearing deposits	5,477,302	1.04	4.2	100.0%	67.4
Term borrowings	2,505,082	2.80	2.4	94.5%	30.8
Line of credit borrowings	145,000	4.48	—	5.5	1.8
Total borrowings	2,650,082	2.89	2.3	100.0%	32.6
Total interest-bearing liabilities	$8,127,384	1.65	3.6		100.0%